Exhibit 5.1

[Letterhead of Greenberg Traurig, LLP]

May 6, 2020

DraftKings Inc.

222 Berkeley Street, 5th Floor

Boston, Massachusetts 02116

Re: DraftKings Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special Nevada counsel to DraftKings Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1, filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2020, as amended and supplemented through the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The Registration Statement relates to the issuance of up to 262,477,485 shares of the Company’s Class A common stock, which includes up to (a) 27,426,076 shares to be issued by the Company including (i) 3,333,332 shares of Class A common stock (the “Private Placement Warrant Shares”) issuable upon the exercise of the Private Placement Warrants (as defined below), (ii) 13,333,323 shares of Class A common stock (the “Public Warrant Shares”) issuable upon the exercise of the Public Warrants (as defined below), based on the number of Public Warrants outstanding as of May 4, 2020, (iii) 120,670 shares of Class A common stock (the “Old DK Warrant Shares” and together with the Private Placement Warrant Shares and the Public Warrant Shares, the “Warrant Shares”) issuable upon the exercise of the Old DK Warrants (as defined below), (iv) 6,000,000 shares of Class A common stock issuable upon the satisfaction of certain triggering events (the “Earnout Shares”), (v) 252,707 shares of Class A common stock (the “DraftKings Option Shares”) issuable upon the exercise of outstanding options granted under the DraftKings Inc. 2017 Equity Incentive Plan (the “2017 Equity Incentive Plan”) and DraftKings Inc. 2012 Stock Option & Restricted Stock Incentive Plan (the “2012 Equity Incentive Plan”) held by former employees or former consultants of DraftKings Inc., a Delaware corporation, and (vi) 1,386,034 shares of Class A common stock (the “SBT Option Shares” and together with the DraftKings Option Shares, the “Option Shares”) issuable upon the exercise of outstanding options granted under the SBTech (Global) Limited 2011 Global Share Option Plan held by former employees or former consultants of SBTech (Global) Limited (“SBT”) (together with the 2017 Equity Incentive Plan and the 2012 Equity Incentive Plan, the “Plans”); and (b) up to 235,051,419 shares of Class A common stock, as well as the Private Placement Warrants, to be offered and sold by certain selling securityholders (the “Selling Securityholders”) named in the prospectus contained in the Registration Statement, including (i) 3,659,241 shares of Class A common stock held by the DEAC Stockholder Group (as defined below) (the “DEAC Stockholder Group Shares”), (ii) up to 221,971,905 Stock Consideration Shares (as defined below) (the DEAC Stockholder Group Shares and the Stock Consideration Shares, collectively, the “BCA Shares”), (iii) the Earnout Shares, (iv) the Private Placement Warrants Shares and (v) the Old DK Warrant Shares.

May 6, 2020

For purposes of this opinion letter, the following terms of the meanings specified below:

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, dated April 23, 2020, by and among the Company, DEAC, Continental Stock Transfer & Trust Company, Computershare Trust Company, N.A. and Computershare Inc.

“Business Combination” means the business combination, which was consummated on April 23, 2020, among the Company, DEAC, Old DK and SBTech (Global) Limited.

“BCA” or “Business Combination Agreement” refers to the Business Combination Agreement, dated as of December 22, 2019, as amended on April 7, 2020, by and among DEAC, Old DK, SBT, the SBT Sellers party thereto, the SBT Sellers’ Representative named therein, the Company and DEAC Merger Sub, Inc.

“Class A common stock” refers to the Class A common stock, par value $0.0001 per share, of the Company.

“DEAC” means Diamond Eagle Acquisition Corp., a Delaware corporation.

“DEAC Stockholder Group” means certain initial stockholders and independent directors of DEAC.

“Old DK” means, prior to the Business Combination, DraftKings Inc., a Delaware corporation.

“Old DK Warrants” means certain warrants initially issued by Old DK to certain institutional investors and which were assumed by the Company and remain outstanding.

“Private Placement Warrants” means certain warrants initially issued to the founders of DEAC in a private placement simultaneously with the closing of DEAC’s initial public offering, each of which is exercisable for one share of the Company’s Class A common stock at an exercise price of $11.50 per share, in accordance with its terms, and does not include the PIPE Warrants (as defined in the Registration Statement).

“Public Warrants” means certain warrants to purchase shares of DEAC Class A common stock sold as part of the units in DEAC’s initial public offering, each of which was exercisable for one share of DEAC Class A common stock at an exercise price of $11.50 per share, in accordance with its terms, and, upon the closing of the Business Combination became warrants to acquire shares of the Company’s Class A common stock on the same terms as DEAC’s warrants.

“Stock Consideration Shares” refers to the shares of Class A common stock issued to the stockholders of Old DK and SBT as stock consideration pursuant to the transactions contemplated by the BCA.

“Warrant Agreement” means the Warrant Agreement, dated May 10, 2019, by and between DEAC and Continental Stock Transfer & Trust Company, as warrant agent (as assigned pursuant to the Assignment and Assumption Agreement).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Amended and Restated Articles of Incorporation of the Company; (iii) the Amended and Restated Bylaws of the Company; (iv) resolutions adopted by the board of directors of the Company; (v) the Warrant Agreement (including the Assignment and Assumption Agreement); and (vi) the Plans.

May 6, 2020

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all-natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

In giving the following opinions, we have relied (without further verification) upon the legal opinion of Sullivan & Cromwell filed as Exhibit 5.2 to the Registration Statement.

Based upon and subject to the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The BCA Shares have been duly authorized and validly issued and are fully paid and non-assessable.

2.	The Earnout Shares, when delivered upon satisfaction of certain triggering events set forth in, and in accordance with the terms and conditions of, the Business Combination Agreement, will be validly issued, fully paid and non-assessable

3.	The Warrant Shares, when delivered upon exercise of the Private Placement Warrants and the Old DK Warrants, each in accordance with the terms and conditions set forth in the Registration Statement, the Warrant Agreement and the Old DK Warrants, as applicable, subject to the full payment of the exercise price therefor, will be validly issued, fully paid and non-assessable.

4.	The Option Shares, when delivered upon exercise of the options granted under their respective Plans in accordance with the terms and conditions set forth in the Registration Statement and each such Plan, subject to the full payment of the exercise price therefor, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are based upon and limited to the laws of the State of Nevada. We express no opinion herein as to any other laws, statutes, regulations or ordinances. The opinions expressed herein that are based on the laws of the State of Nevada are limited to the laws generally applicable in transactions of the type covered by the Registration Statement.

May 6, 2020

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Greenberg Traurig, LLP